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                                                                 EXHIBIT 10.2

                                                               EXECUTION COPY








                                  AGREEMENT OF

                               LIMITED PARTNERSHIP

                                       OF

                        DISTRICT HOSPITAL PARTNERS, L.P.
                  (a District of Columbia Limited Partnership)

                                  by and among


                                UHS of D.C., Inc.


                                       and


                        THE GEORGE WASHINGTON UNIVERSITY







                            Dated as of April 2, 1997




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                          LIMITED PARTNERSHIP AGREEMENT

                                       OF

                        DISTRICT HOSPITAL PARTNERS, L.P.

         This LIMITED PARTNERSHIP AGREEMENT (the "Agreement") is made and entered into as of April 2, 1997 (the "Effective Date"), by and among UHS of D.C., Inc., a Delaware corporation, as the general partner and a limited partner ("UHS"), and THE GEORGE WASHINGTON UNIVERSITY, a congressionally chartered institution in the District of Columbia, as a limited partner (the "University"). The parties to this Agreement shall also be referred to individually as a "Partner" and collectively as the "Partners."

                                 R E C I T A L S

         WHEREAS, The George Washington University is a highly regarded university and academic medical center that has among its activities and affiliates The George Washington University Hospital (the "Hospital"), The George Washington University School of Medicine and Health Sciences (the "School of Medicine"), and The George Washington University faculty practice plan (the "Medical Faculty Associates").

         WHEREAS, The George Washington University, through its School of Medicine and Medical Faculty Associates, trains physicians and allied health professionals through a program of classroom and clinical education that meets high academic standards.

         WHEREAS, The Hospital is a 501-bed tertiary care hospital licensed as an acute care hospital in the District of Columbia, founded in 1944 and maintaining a strong commitment to community service.

         WHEREAS, UHS is an affiliate of Universal Health Services, Inc. ("UHS Parent"), a nationally known health care organization that has expertise in managing and operating hospitals, developing regional networks, and providing efficient, cost-effective community health care.

         WHEREAS, UHS and UHS Parent recognize the Hospital as an important asset of the District of Columbia community, recognize the academic mission and charitable purposes of the University and the School of Medicine, recognize the Hospital's significant contributions to the community, and have committed to provide community service.

         WHEREAS, the Partners intend to bring their health care resources together in order to create efficiencies, compete effectively in the health care market, provide affordable, high quality health care services in the community, and enhance the graduate and undergraduate medical education programs of the School of Medicine as well as the Medical Faculty
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Associates and attending physicians. An ongoing clinical and academic affiliation between the parties will meet their respective objectives by improving the training of health care professionals and the delivery of high quality health care services in the community.

         WHEREAS, the Partners desire to form a limited partnership under the laws of the District of Columbia for the purposes and on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Partners agree as follows:

         1. Definitions. When used in this Agreement, the following terms shall have the meanings set forth below:

                  1.1. "Act" means the District of Columbia Uniform Limited Partnership Act of 1987, being District of Columbia Code Section 41-401 et seq., as amended.

                  1.2. "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

                           (i) Credit to such Capital Account any amounts which
such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                           (ii) Debit to such Capital Account the items
described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and
1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations.

         The foregoing definition of "Adjusted Capital Account Deficit" is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

                  1.3. "Agreement" means this Agreement of Limited Partnership, as amended from time to time.

                  1.4. "Ancillary Agreements" means the Academic Affiliation Agreement, the HMO Hospital Services Agreement, the Guaranty Agreement, the Trademark License Agreement, the Parking Rental Agreement, the Management Agreement, and the Ground Lease which the Partners intend to execute as of the Transfer Date.


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                  1.5. "Assignee" means a Person acquiring a Transferred
Interest as set forth in Section 13.1.

                  1.6. "Bankruptcy" means the institution of any proceedings under federal or state laws for relief of debtors, including filing of a voluntary or involuntary petition in bankruptcy or the adjudication of a Person as insolvent or bankrupt, or the assignment of a Person's property for the benefit of creditors, or the appointment of a receiver, trustee or a conservator of any substantial portion of the Person's assets or the seizure by a sheriff, receiver, trustee or conservator of any substantial portion of the Person's assets, and the failure, in the case of any of these events, to obtain the dismissal of the proceeding or removal of the conservator, receiver or trustee within thirty (30) days of the event.

                  1.7. "Capital Account" means, for any given Partner, an account determined and maintained throughout the full term of the Partnership for such Partner in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). Subject to and in accordance with said Regulation, each Partner's Capital Account balance at any time shall equal such Partner's Capital Contribution increased by the Partner's allocable share of Partnership Profits, and decreased by Distributions made to the Partner by the Partnership and the Partner's allocable share of Partnership Losses. Upon the contribution to or Distribution from the Partnership of property, including money, in connection with the admission to or retirement from the Partnership of a Partner, respectively, the assets of the Partnership shall be revalued on the books of the Partnership to reflect the fair market value of such assets at the time of the occurrence of such event, and the Capital Accounts of the Partners shall be adjusted in the manner provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(f).

                  1.8. "Capital Contribution" means, for any given Partner, the aggregate of the money and the fair market value of any property contributed by the Partner to the capital of the Partnership (net of any liability secured by such contributed property that the Partnership assumes or takes subject to as primary obligor) pursuant to Section 3 hereof.

                  1.9. "Capital Plan" means the plan described in Section 3.7.2.

                  1.10. "Centers of Emphasis" means the six (6) clinical programs at the Hospital that the University and UHS have identified as areas of special emphasis and that are more fully described in Section 3.8.

                  1.11. "Chief Executive Officer" means an employee of either UHS or an affiliate of UHS to manage, supervise and administer the day-to-day operations of the Partnership.

                  1.12. "Code" means the Internal Revenue Code of 1986, as amended, or corresponding provisions of any successor statute.


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                  1.13. "Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

                  1.14. "Director" means a Person appointed to serve on the Partnership Board.

                  1.15. "Distribution" means the aggregate of the money or the fair market value of any property distributed to Partners with respect to their Interests in the Partnership (net of any liability secured by such property that the Partner assumes or takes subject to as primary obligor), other than payments to Partners for services or as repayment of loans or advances.

                  1.16. "Fiscal Year" means the period defined in Section 6.1.

                  1.17. "General Partner" means initially UHS and includes any successor, substitute or additional Person admitted to the Partnership as a General Partner as provided in Section 13 of this Agreement.

                  1.18. "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the General Partner, and the Gross Asset Value of any asset distributed to any Partner shall be adjusted to equal its gross fair market value as of the date of distribution, as determined by the General Partner and the distributee partner, provided that the initial Gross Asset Values of the assets contributed to the Partnership pursuant to Sections 3.1(b) and 3.1(c) shall be as set forth in such Sections.

                  1.19. "Hospital" means the acute care hospital inpatient facility located at 901 23rd Street, N.W., Washington, D.C., or as renovated or relocated as described in Section 3.7.2.

                  1.20. "Initial Capital Loan" means the initial capital loan of UHS to the Partnership described in Section 3.1(c).

                  1.21. "Interest" means the entire ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to

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which a Partner may be entitled as provided in this Agreement, subject to the obligations of such Partner to comply with all of the terms and conditions of this Agreement.

                  1.22. "Letter of Credit" means the irrevocable bank letter of credit in the amount of Forty Million Dollars ($40,000,000) described in Section 3.9, as the same may be renewed or modified.

                  1.23. "Limited Partner" means initially UHS and the University, and includes any successor, substitute or additional Person admitted to the Partnership as a limited partner as provided in Section 13 of this Agreement.

                  1.24. "Major Decisions" means any of the actions of the Partnership requiring approval of a majority of the Directors appointed by UHS and a majority of the Directors appointed by the University, as set forth in
Section 7.3.

                  1.25. "Management Agreement" means the agreement between UHS or an affiliate of UHS and the Partnership for the provision of management services to the Hospital which the Partners intend to execute as of the Transfer Date.

                  1.26. "Nonrecourse Deductions" has the meaning set forth in
Section 1.704- 2(b)(1) and 1.704-2(c) of the Treasury Regulations.

                  1.27. "Nonrecourse Liability" has the meaning set forth in
Section 1.704- 2(b)(3) of the Treasury Regulations.

                  1.28. "Partner" means any General Partner or Limited Partner of the Partnership.

                  1.29. "Partner Nonrecourse Debt" has the same meaning as the term "partner nonrecourse debt" set forth in Section 1.704-2(b)(4) of the Treasury Regulations.

                  1.30. "Partner Nonrecourse Debt Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations.

                  1.31. "Partner Nonrecourse Deductions" has the same meaning as the term "partner nonrecourse deductions" set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations.

                  1.32. "Partnership" means District Hospital Partners, L.P., the limited partnership organized pursuant to this Agreement.


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                  1.33. "Partnership Board" means the board of directors of the
Partnership which board shall serve in an advisory capacity to the Partnership and the Partners, except for those Major Decisions requiring a vote of the Partnership Board under Section 7.3 hereof.

                  1.34. "Partnership Minimum Gain" has the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

                  1.35. "Percentage Interest" means, for purposes of allocating all items of Profits and Losses among the Partners, a ratio, expressed in percentages, reflecting a Partner's Interest in the Partnership relative to the Interests of other Partners. The initial Percentage Interests of the Partners are as set forth on Exhibit 1.35 hereto.

                  1.36. "Person" means any natural person, partnership, corporation, association, trust, governmental agency or other legal entity.

                  1.37. "Profits" and "Losses" means, for each Fiscal Year or other period, the Partnership's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (including in such taxable income or loss all items of income, gain, loss or deduction required to be stated separately), increased by any income of the Partnership that is exempt from federal income tax, and decreased by expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv) of the Treasury Regulations. Profits and Losses, depreciation, depletion, amortization, gain, and loss with respect to any property (including intangibles) that under Sections 1.704-1(b)(2)(iv)(d) and (b)(2)(iv)(f) of the Treasury Regulations is properly reflected on the books of the Partnership at a book value that differs from the adjusted tax basis of such property shall be determined based on the book value of such property, in accordance with the principles of Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations. Any items which are specially allocated pursuant to the provisions of Sections 5.4 and 5.5 shall not be taken into account in computing Profits and Losses.

                  1.38. "Project Fund" means the account established for the purposes set forth in Section 3.7.2.

                  1.39. "Purposes" means the business and purposes of the Partnership as described in Section 2.4.

                  1.40. "Service Area" of the Partnership means the area described in Exhibit 1.40 to be attached hereto.

                  1.41. "Substitute Partner" means an Assignee admitted as a Partner as set forth in Section 13.1.


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                  1.42. "UHS Contribution" means the initial Capital
Contribution of UHS as set forth in Section 3.1(c).

                  1.43. "Transfer" means any voluntary or involuntary sale, assignment, transfer, exchange, lease, mortgage, charge, hypothecation, pledge or other conveyance or encumbrance, including any transfer by operation of law or otherwise.

                  1.44. "Transfer Date" means the Closing Date set forth in the Contribution Agreement between the University and the Partnership.

                  1.45. "Transferred Interest" means an Interest that is subject to a Transfer as set forth in Section 13.1.

                  1.46. "Treasury Regulation" means those regulations promulgated pursuant to the Code.

                  1.47. "University Contribution" means the University's initial Capital Contribution as set forth in Section 3.1(b).

                  1.48. "University Contribution Agreement" means the Contribution Agreement between the University and the Partnership to be executed as of the Transfer Date.

         2.       Organization of Partnership.

                  2.1.     Formation.

                           (a)  The Partners hereby form the Partnership
pursuant to the provisions of the Act, which shall govern the relationship of the Partners except as expressly provided to the contrary herein;

                           (b)  The Partners shall take any and all actions as
may from time to time be required under the laws of the District of Columbia to give effect to the Partnership and to maintain it in good standing; and

                           (c)  Except as provided herein, the Partnership shall
be managed by the General Partner of the Partnership, having the powers specified in Section 7.1 hereof and subject to the limitations set forth in this Agreement.

                  2.2. Name. The name of the Partnership shall be District Hospital Partners, L.P.

                  2.3. Principal Place of Business. The principal place of business of the Partnership shall be at the Hospital, which as of the date hereof is located at 901 23rd Street,

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N.W., Washington, D.C. The Partnership shall continuously maintain a principal office in the District of Columbia, which office shall be located at its principal place of business. The Partnership may also have such other offices or places of business as the Partners may from time to time determine.

                  2.4. Purposes. The Purposes of the Partnership shall be (a) to own and operate an acute care hospital in the District of Columbia known as The George Washington University Hospital, (b) to provide or arrange for the provision of health care services or related services, (c) to furnish uncompensated and charity health care, (d) to develop and maintain an integrated delivery system, (e) to develop Centers of Emphasis, (f) to support the academic programs of the School of Medicine and the Medical Faculty Associates including research and teaching and (g) to engage in any other business and do any and all other acts and things agreed upon by the Partners and consistent with the foregoing.

                  2.5. Term. The term of the Partnership shall commence as of the Effective Date and shall continue for fifty (50) years (the "Term"), unless dissolved, liquidated and terminated sooner pursuant to the provisions of
Section 14 hereof. At the end of the fifty (50) year term, UHS shall have right to extend the Term for an additional five (5) year renewal term and four (4) separate additional five (5) year renewal terms thereafter, provided that UHS provides the University with eighteen (18) months written notice prior to the end of the Term and each applicable renewal term thereafter.

                  2.6. Compliance With Securities Laws. Each Partner represents and warrants that it has acquired or is acquiring its Interest for its own account, and not with a view toward the resale thereof. Each of the parties hereto is fully aware and acknowledges that the offer and sale of the Interest which it has acquired or is acquiring has not been registered under the Securities Act of 1933, as amended, nor registered or qualified under the securities laws of any state or the District of Columbia. Each Partner acknowledges and agrees that its Interest may not be sold, transferred, pledged, or hypothecated without registration under such acts or an opinion of legal counsel that such transfer may be legally effected without such registration. Additional restrictions on Transfers of Interests are set forth in this Agreement.

                  2.7. Resident Agent. The name and address of the Partnership's resident agent in the District of Columbia shall be C T Corporation System, 1025 Vermont Avenue, N.W., Washington, D.C. 20005, until changed by the General Partner.

         3.       Capitalization of Partnership.

                  3.1. Description, Timing and Value of Initial Capital Contributions.

                           (a)  Provided the conditions set forth in Subsection
(e) below are satisfied, each Partner shall make its initial Capital Contribution to the Partnership on the Transfer Date unless otherwise mutually extended by the Partners.

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                           (b)  The University shall transfer and assign to the
Partnership, as its initial Capital Contribution (the "University
Contribution"), all of its rights, title and interest in and to the Assets as defined in the University Contribution Agreement, subject to the obligations and liabilities described in the University Contribution Agreement.

                           (c)  UHS shall provide to the Partnership's Project
Fund, as its initial capital commitment, Eighty Million Dollars ($80,000,00). Seventy-two Million Dollars ($72,000,000) of such initial capital commitment shall be in the form of a Capital Contribution (the"UHS Contribution") and the remaining eight million dollars ($8,000,000) shall be in the form of an initial capital loan (the "Initial Capital Loan"). The UHS Contribution shall be allocated between UHS's Interests as General Partner and as a Limited Partner in accordance with the Percentage Interests of UHS set forth in Exhibit 1.35. Forty Million Dollars ($40,000,000) shall be delivered by wire transfer of immediately available funds to the Partnership's account as of the Transfer Date. The remaining Forty Million Dollars ($40,000,000) of UHS' capital commitment will be provided from time to time as required to fund capital expenditures in accordance with the Capital Plan and shall be secured by the Letter of Credit. The UHS Contribution and Initial Capital Loan shall be used only for the Project Fund.

                           (d) UHS shall enter into a loan agreement with the
Partnership whereby UHS shall make the Initial Capital Loan. The Initial Capital Loan amount shall be Eight Million Dollars ($8,000,000) and shall be added to the Project Fund. The Initial Capital Loan shall be on a long term basis and shall bear interest at a rate of twelve percent (12%) per annum to be paid by the Partnership only to the extent that the Partnership has Profits.

                           (e) On or before the Transfer Date, the Partners
shall take the following actions and/or ensure that the following events occur and such actions and events shall be conditions precedent to either Partner's obligation to contribute its initial Capital Contribution:

                  (i) The University and the Partnership shall have executed and performed all of the terms, covenants, representations and warranties set forth in the University Contribution Agreement, as well as the terms, covenants, representations and warranties set forth in this Agreement and the exhibits and schedules attached hereto.

                  (ii) All parties shall have executed and delivered the Ancillary Agreements.

                  (iii) UHS shall have delivered to the Partnership the Loan Agreement.

                  (iv) The Partnership shall have executed and/or delivered or caused to be delivered to each Partner the following:

                           a. A certificate of the General Partner certifying
that all consents and approvals that are required from any person, entity, governmental body or regulatory agency


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in connection with the consummation of the transactions contemplated by this
Agreement by the Partnership have been obtained;

                           b. A certificate of the corporate secretary of the
General Partner certifying (i) the incumbency of the officers of the General Partner from the Effective Date to the Transfer Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement; and (ii) the minutes of the meeting of the shareholders of UHS and the resolutions of the Board of Directors of the General Partner authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the transfer of the UHS Contribution, and that such minutes and resolutions have not been amended or rescinded and remain in full force and effect;

                           c. A favorable original certificate of good standing
of the Partnership issued by the District of Columbia Department of Consumer and Regulatory Affairs; and

                           d. Such other instruments, certificates, consents or
other documents as may be reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

                  (v) UHS shall have executed and/or delivered or caused to be delivered to the Partnership the following:

                           a. A favorable original certificate of good standing
issued by the Delaware Secretary of State;

                           b. A certificate of the President or any Vice
President of UHS certifying to the Partnership (i) the accuracy of the representations and warranties set forth in Section 4 hereof and (ii) that all consents and approvals that are required from any person, entity, governmental body or regulatory agency in connection with (a) the transfer of the UHS Contribution to the Partnership's Project Fund and (b) the execution, delivery and performance of the Management Agreement;

                           c. A certificate of the corporate Secretary of UHS
certifying to the Partnership (i) the incumbency of the officers of UHS from the Effective Date to the Transfer Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement; (ii) as to the resolutions of the Board of Directors of UHS authorizing (a) the transfer of the UHS Contribution by UHS to the Partnership, (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements by UHS, and (c) the execution, delivery and performance of the Ancillary Agreements; (iii) that such resolutions have not been amended or rescinded and remain in full force and effect; and (iv) the current Articles of Incorporation and Bylaws of UHS;

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

                           d. Copies of the documents executed and/or delivered
in connection with the transfer of the UHS Contribution by UHS to the Partnership which are identified in Exhibit 3.1(d)(v)d attached hereto, and

                           e. Such other certificates, consents, endorsements,
assignments, assumptions, evidences, and other documents or instruments as may be reasonably requested by the Partnership in order to transfer the UHS Contribution to the Partnership's Project Fund, to carry out the transaction contemplated by this Agreement and to comply with the terms hereof.

                  (vi) The University shall have executed and/or delivered or caused to be delivered to the Partnership and UHS the following:

                           a. A certificate of the corporate secretary of the
University certifying (i) the incumbency of the officers of the University from the Effective Date to the Transfer Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement; (ii) the minutes of the meeting of the Trustees of the University and the resolutions of the Board of Trustees of the University authorizing the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby, including the transfer of the University Contribution; (iii) that such minutes and resolutions have not been amended or rescinded and remain in full force and effect; and (iv) the current Charter and Bylaws of the University;

                           b. A favorable original certificate of good standing
of the University issued by the District of Columbia Department of Consumer and Regulatory Affairs or an applicable alternative certificate;

                           c. Such other instruments, certificates, consents or
other documents as may be reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof; and

                           d. Copies of the documents executed and/or delivered
in connection with the transfer of the University Contribution to the Partnership, which are identified in the University Contribution Agreement.

                  (vii) On the Transfer Date, no action or proceeding shall be pending or threatened wherein an unfavorable judgment, decree or order would, in the reasonable opinion of legal counsel for either Partner, prevent or make materially unfavorable the carrying out of this Agreement, or would cause the transactions contemplated by this Agreement to be rescinded. In the event of the receipt of any communication from any department or agency of government or any other notice (a copy of which communication or notice shall be promptly delivered to the Partnership and each Partner) prior to the closing with regard to the

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transactions contemplated by this Agreement, which communication or notice shall, in the reasonable opinion of legal counsel, threaten such an action or proceeding, either Partner may terminate this Agreement by giving thirty (30) days advance written notice to the other Partner. During such thirty (30) day period, UHS and the University shall meet and confer in good faith to attempt to resolve the issue which is the subject of the action or proceeding. In the event the parties are unable to do so, or fail to agree to extend the thirty (30) day period, either Partner may terminate this Agreement by giving written notice to the other Partner and all parties shall thereupon be released from any and all liability related to this Agreement.

                           (f) In the event that each of the conditions
precedent set forth in Subsection (e) above shall not have been satisfied by the Transfer Date, the Partners shall not be required to make the University Contribution or the UHS Contribution and the Partnership shall be dissolved, pursuant to the provisions of Section 14.

                  3.2. Additional Limited Partners. Subject to the provisions of
Section 7.3 and Section 13, the Partnership may from time to time elect to offer limited partnership interests to other Persons, as permitted by law. Any Limited Partner admitted to the Partnership after the execution of this Agreement shall make an initial Capital Contribution in an amount and at a time as determined by the Partnership in exchange for its Limited Partnership Interest. A new Limited Partner's initial Capital Contribution under this Section 3.2 shall, unless otherwise determined by the Partnership, equal the following amount:

                           (i) the Percentage Interest of the new Partner,
multiplied by

                           (ii) the fair market value of all the Partnership's
assets (including any new Limited Partner's initial Capital Contribution) as of the effective date of admission.

                  3.3. Additional Capital Requirements. It shall be the general policy of the Partnership that all monies necessary to carry on the activities of the Partnership shall be obtained first through funds derived from the operation of the Partnership. To the extent funds derived from the Partnership are not sufficient, it is the intent of the Partners that the Partners will contribute an additional Forty-Five Million Dollars ($45,000,000) to the Partnership in excess of the University Contribution, the UHS Contribution and the Initial Capital Loan for Hospital operations over a ten (10) year period following the Transfer Date. Additional capital including such Forty-five Million Dollars ($45,000,000) will, at the election of the General Partner, be, in whole or in part, in the form of additional Capital Contributions or capital loans as described in Section 3.4 hereof or loans from non-Partners. No Partner shall be required to provide additional capital to the Partnership for the Capital Plan until the Project Fund is fully depleted.

                  3.4. Capital Contributions and Capital Loans. Partners may be required to make additional Capital Contributions to the Partnership in the amounts and at the times determined by the General Partner. No Partner may make a voluntary Capital Contribution

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
without the consent of the General Partner. All additional Capital Contributions shall be made in accordance with each Partner's Percentage Interest in the Partnership, unless the Partners agree otherwise. In the event a Partner fails to make an additional Capital Contribution, the General Partner shall make the Capital Contribution in accordance with Sections 3.4 and 3.6. The Partnership may borrow funds from any of the Partners on reasonable terms and conditions approved by the Partners at the time such loan or advance is obtained, subject to Section 7.3. Such loans or advances shall not increase or otherwise affect the Capital Accounts of any of the parties hereto. Funds loaned by a Partner to the Partnership for purposes of satisfying the need for an additional Capital Contribution shall accrue interest at the prime rate as determined from time to time (as published in the Wall Street Journal) plus two percent (2%) per annum and shall be repaid prior to any Distribution.

                  3.5. No Withdrawals from Capital Accounts. No Partner shall be entitled to withdraw funds from its Capital Account, except pursuant to a Distribution made in accordance with Section 5 or the liquidation of the Partnership in accordance with Section 14, unless the Partners consent thereto.

                  3.6. Failure to Make Capital Contributions. The Interest of a Partner who fails to make any required Capital Contribution or other payment to the Partnership (subsequent to its initial Capital Contribution) shall be reduced upon failure to make such Capital Contribution or payment, and each Partner's Percentage Interest thereafter shall be recalculated.

                  3.7.     Project Fund.

                           3.7.1. On the Transfer Date, the Partnership shall
establish the Project Fund, which the Partnership shall use to implement the Capital Plan described in Section 3.7.2. The Project Fund shall consist of the proceeds of the UHS Contribution and of the Loan Agreement and any additional Capital Contributions as determined by the General Partner pursuant to Section
3.3 together with income on such funds.

                           3.7.2. The parties to this Agreement shall work
diligently to develop, approve, and implement a Capital Plan to be prepared by the General Partner to substantially reconstruct, renovate and equip the existing Hospital facility, using the Project Fund. Only after the Capital Plan has been fully implemented and construction is complete, any funds remaining in the Project Fund shall be used to develop an integrated delivery system including, without limitation, linkage with the Medical Faculty Associates (as that term is defined in the Academic Affiliation Agreement attached hereto as
Exhibit 3.7.2), development of a regional healthcare delivery infrastructure (including expansion of an ambulatory care network) and continued development of a primary care physician network.

                           3.7.3. The Project Fund shall not be used to pay
management fees under the Management Agreement, offset deficits in budget pools under the HMO Hospital

Service Agreement, make academic support payments under the Academic Affiliation Agreement, or in any way fund operating deficits of the Partnership.

                  3.8. Centers of Emphasis. The parties to this Agreement intend that within two (2) years following the Transfer Date, the General Partner shall develop strategic, capital and operating plans for each of the Centers of Emphasis to provide capital, marketing and faculty support for the Centers of Emphasis, each of which shall be subject to the approval of the University under
Section 7.3 hereof. "Centers of Emphasis" are the following six (6) clinical programs at the Hospital that have been identified by the University as areas of special emphasis: (1) cardiovascular disease, (2) cancer treatment and research,
(3) emergency medicine, (4) minimally invasive surgery, (5) neurologic disease and (6) women's health.

                  3.9. Letter of Credit. The Letter of Credit shall be issued in favor of the Partnership, effective as of the Transfer Date. The Letter of Credit may be drawn by the Partnership in the event UHS fails to contribute to the Partnership the deferred portion of the UHS Contribution or fails to make available the Initial Capital Loan as the same are required from time to time to fund continuing capital expenditures in accordance with the Capital Plan. From and after such time as UHS contributes any of the deferred portion of the UHS Contribution and makes any portion or all of the Initial Capital Loan to the Partnership, UHS shall have the right to reduce the stated amount of the Letter of Credit such that the sum of contributions actually made to the Project Fund from the UHS Contribution and the Initial Capital Loan and the stated amount of the Letter of Credit equals Eighty Million Dollars ($80,000,000). The Letter of Credit shall be in a form, and issued by a financial institution, reasonably acceptable to the University. The University will review in good faith the need for the continued existence of the Letter of Credit to secure the ongoing obligation of UHS to complete the UHS Contribution, taking into consideration the progress of construction under the Capital Plan, the credit rating of UHS, and other factors.

                  UHS shall bear the cost of the Letter of Credit, except that the University shall reimburse UHS on an annual basis for its cost of the Letter of Credit plus fifty (50) basis points up to a maximum of 1.75% of the stated amount of the Letter of Credit not to exceed eight million dollars ($8,000,000) stated amount; provided that for each dollar of reduction in the amount of the face amount of the Letter of Credit other than as a result of the cash funding of UHS Contribution, the amount of the Letter of Credit with respect to which the University is obligated to pay UHS its cost shall be reduced correspondingly.

                  3.10 Initial Capital Loan. Only after UHS contributes all of the deferred portion of the UHS Contribution, the Initial Capital Loan may be drawn upon from time to time to fund continuing capital expenditures in accordance with the Capital Plan or after completion of the Capital Plan otherwise in accordance with Section 3.7.2.

         4. Representations and Warranties of UHS. UHS hereby represents and warrants to the Partnership, which representations and warranties shall be true and correct on the Effective Date, as follows:

                  4.1. Organization; Good Standing. UHS is a Delaware corporation, duly organized, validly existing and in good standing under the laws of Delaware with full corporate power and authority to carry on its businesses. UHS is also duly qualified to carry on its businesses in the District of Columbia.

                  4.2. Authority; Validity; No Breach. UHS has the full right, power, legal capacity and authority, to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated hereby. All corporate and other actions required to be taken by UHS to authorize the execution, delivery and performance of this Agreement, all documents executed by it necessary to give effect to this Agreement, and all transactions contemplated hereby have been duly and properly taken or obtained or will be duly and properly taken or obtained by UHS prior to the Transfer Date. No other corporate or other action on the part of UHS is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby. Any consent which has not been obtained would not have an adverse effect on the transactions contemplated hereby.

         This Agreement is, and the documents to be delivered at closing will be, the lawful, valid and legally binding obligations of UHS in accordance with their respective terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the giving of notice and/or the passage of time: (a) violate the Articles of Incorporation or Bylaws of UHS, or any provision of law, statute, rule or regulation to which UHS is subject; or (b) violate or conflict with any judgment, order, writ or decree of any court applicable to UHS; which violation or conflict would have a material adverse effect on the transactions contemplated hereby.

                  4.3. Consents and Approvals. UHS has obtained each consent, approval, permit, waiver, authorization or other action of or by any court, governmental or nongovernmental person or entity, that is required in connection with the execution, delivery or performance of this Agreement by UHS.

                  4.4. Solvency. UHS is not insolvent and will not be rendered insolvent as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term "solvency" means that: (a) the fair salable value of UHS's tangible assets is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with generally accepted accounting principles, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) UHS is able to pay its debts or obligations in the ordinary course as they mature; and (c) UHS has capital sufficient to carry on its businesses and all businesses in which it is about to engage.

                  4.5. Guaranty. UHS Parent will execute a guaranty agreement with UHS (the "Guaranty Agreement"), a copy of which is attached hereto as
Exhibit 4.5.

                  4.6. Community Service. UHS recognizes the significant contribution the University has made to the local community through its support of uncompensated and indigent care at the Hospital. For at least two (2) years from the Transfer Date, the Partnership shall maintain the Hospitals policies for the treatment of indigent patients as such policies exist as of the Transfer Date. Moreover, UHS recognizes as a member of the community the Partnership's responsibilities for the treatment of indigent patients. Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, the Partnership shall comply with all applicable laws and regulations relating to uncompensated care and community service, including but not limited to the requirements of any applicable Certificate of Need law.

         5.       Distributions and Allocations.

                  5.1. Distributions. Subject to Section 14 below, the General Partner may make Distributions to the Partners of cash or other property of the Partnership. No Distribution under this Section 5.1 shall be made, however, unless the cash or property to be distributed is determined by the General Partner, in accordance with sound business practices, to be in excess of the Partnership's business needs, including for this purpose any and all reasonable reserves for working capital or liabilities of the Partnership, such as the Partnership's repayment obligations with respect to any Capital Loans, or other reasonably foreseeable contingencies. All Distributions shall be in proportion to the Partners' respective Percentage Interests.

                  5.2. Record Date for Distributions. Each Distribution to the Partners pursuant to this Agreement shall be made to the Partners who are holders of record of Interests as of the date such Distribution is approved.

                  5.3. Allocations of Profits and Losses. Except as otherwise provided in Sections 5.4 and 5.5, Profits and Losses shall be allocated among the Partners annually at the close of each Fiscal Year of the Partnership according to their respective Percentage Interests.

                  5.4. Special Allocations. The following special allocations shall be made in the following order:

                           5.4.1. Minimum Gain Chargeback. Except as otherwise
provided in Section 1.704-2(f) of the Treasury Regulations, notwithstanding any other provision of this Section 5, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each

Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704- 2(f)(6) and 1.704-2(j)(2) of the Treasury Regulations. This Section 5.4.1 is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

                           5.4.2. Partner Minimum Gain Chargeback. Except as
otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, notwithstanding any other provision of this Section 5, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Treasury Regulations. This Section 5.4.2 is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

                           5.4.3. Qualified Income Offset. In the event any
Partner unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704- 1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5),
or Section 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations, items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 5.4.3 shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 5 have been tentatively made as if this Section 5.4.3 were not in the Agreement.

                           5.4.4. Gross Income Allocation. In the event any
Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations, each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.4.4 shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 5 have been made as if this Section
5.4.4 were not in the Agreement.

                           5.4.5. Partner Nonrecourse Deductions. Any Partner
Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

                           5.4.6. Nonrecourse Deductions. Nonrecourse Deductions
for any Fiscal Year shall be specially allocated among the Partners in proportion to their Percentage Interests.

                  5.5. Curative Allocations. The allocations set forth in Sections 5.4.1, 5.4.2, 5.4.3, 5.4.4, 5.4.5 and 5.4.6 (the "Regulatory
Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 5.5. Therefore, notwithstanding any other provision of this Section 5 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement. In exercising its discretion under this Section 5.5, the General Partner shall take into account future Regulatory Allocations under Section
5.4.1 and 5.4.2 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 5.4.5 and 5.4.6.

                  5.6. Book Value/Tax Basis Differentials. In accordance with
Section 704(b) and 704(c) of the Code and the Treasury Regulations promulgated thereunder, income, gain, loss, deductions and credit with respect to (i) any property contributed to the capital of the Partnership, and (ii) any property revalued on the Partnership's books in accordance with Treasury Regulation
Section 1.704-1(b)(2)(iv)(f), shall, solely for tax purposes, be allocated among the Partners so as to take into account any variation between the adjusted basis of such property to the Partnership for federal tax purposes and its value on the books of the Partnership. The General Partner shall make such allocations using the "remedial allocation method," as specified in Treasury Regulation
Section 1.704-3(d).

                  5.7. Allocation in Respect of Interests Held for Partial Year. In the event of a change in the Partners' Percentage Interests during any Fiscal Year, Profits and Losses, if any, for such Fiscal Year shall be divided equally among the months of such year, and each Partner shall participate in the allocation for each month on the basis of its Percentage Interest as of the last day of that month. Notwithstanding the foregoing, the Partnership shall in all events utilize an accounting method for determining the allocable shares of the above items to which the Partners are entitled that complies with Code Section 706(d) and the Treasury Regulations thereunder.

         6.       Reports, Books and Records.

                  6.1. Maintenance. The Partnership shall maintain complete and accurate books and records, as required by the Act, at its principal office or such other place or places as the General Partner may from time to time determine. The Partnership shall adopt the same fiscal year as UHS uses in its business, or such other fiscal year as is required to be adopted by the Partnership for federal income tax purposes under Section 706 of the Code (a "Fiscal Year").

                  6.2. Financial Statements and Income Tax Returns. The General Partner shall cause to be prepared and delivered to each Partner, within one hundred twenty (120) days after the expiration of each Fiscal Year, a balance sheet and a profit and loss statement of the Partnership, a statement showing the Capital Accounts, the Distributions and the share in the Profits and Losses of each of the Partners for such Fiscal Year, and copies of all income tax informational returns filed by or on behalf of the Partnership, together with such additional tax information with respect to the Partnership's operations as shall be necessary for the preparation by the Partners of their federal or state income tax returns. Each of the Partners shall be entitled to request such additional reports on the operations or financial condition of the Partnership as they reasonably believe is appropriate.

                  6.3. Inspections. Each Partner of record shall have the right to examine, at any reasonable time or times for all purposes, the books and records of account, and the minutes and records of the Partnership, and to make copies thereof at such Partner's expense. Such inspection may be made by any agent or attorney of the Partner.

                  6.4. Tax Elections; Adjustment of Basis of Partnership. Upon the Transfer of any Interest in the Partnership in the manner provided in
Section 743 of the Code, or a Distribution of property made in the manner provided in Section 734 of the Code, in the reasonable discretion of the General Partner, the Partnership may file an election under Section 754 of the Code to adjust the basis of the assets of the Partnership under the circumstances and in the manner provided in Sections 734 and 743. In the event of such election, the General Partner shall take any and all necessary steps to consummate such adjustment, including, without limitation, the filing of the election with the income tax return of the Partnership for the first Fiscal Year to which the election applies.

         The General Partner may (but need not), in its sole and absolute discretion, make any other elections under the Code or the Treasury Regulations, and the General Partner shall be absolved from all liability for any and all consequences to any previously admitted or subsequently admitted partners resulting from the making or failing to make any tax election.

                  6.5 Tax Matters Partner. The General Partner is hereby designated as the "tax matters partners" in accordance with Section 6231(a)(7) of the Code, and, in connection therewith and in addition to all other powers given thereto, shall have all powers necessary and appropriate to perform such role and to expend Partnership funds for professional services and costs associated therewith.

         7.       Management of the Partnership.

                  7.1. Responsibilities and Authority of the General Partner. The overall management and control of the Partnership and all of its affairs shall be in the General Partner, except as otherwise set forth herein or in the Management Agreement. The General Partner shall oversee the implementation of the decisions of the Partners and the day-to-day management of the Partnership by the Chief Executive Officer. The General Partner shall devote such attention and business capacity to the affairs of the Partnership as may be reasonably necessary to fully perform its duties as General Partner.

                  7.2.     Partnership Board of Directors.

                           7.2.1.  The board of directors of the Partnership
(the "Partnership Board") shall consist of six (6) Directors. Three (3) Directors shall be appointed by the University and shall be University Directors, and three (3) Directors shall be appointed by UHS and shall be UHS Directors.

                           7.2.2.  The University shall elect the initial
Chairman of the Partnership Board after consultation with UHS. Thereafter, the Chairman shall be elected by the Partnership Board of Directors on the basis of the Partners' Partnership Interests.

                           7.2.3.  The initial Directors shall be as set forth
in Exhibit 7.2.3 attached hereto. The term of each of the initial Directors shall be from the inception of the Partnership until the first meeting of the Partners, at which time their successors shall be elected and qualified by the University and UHS, respectively. The University and UHS shall retain the discretion to replace any of their respective elected Directors during their term as Directors. After the first meeting of the Partners, all Directors shall serve for terms of one (1) year, or until their successors shall have been elected and qualified or until the earlier of their death, removal, resignation or disqualification. After the first meeting, each Partner shall annually elect its class of Directors. Directors elected by a Partner shall be automatically disqualified as Directors in the event that the Partner ceases to be a Partner. There shall be no limitation on the number of terms a Director may serve.

                           7.2.4.  In all events, a Director shall hold office
until his successor has been elected and qualified.

                           7.2.5.  An annual meeting of the Partnership Board
shall be held at the date, time and place determined by the Partnership Board. Special meetings of the Partnership Board may be called by the Chairman, the Partnership Board or any two (2) Directors by giving at least five (5) days written notice to the Directors, except in the case of an emergency, which shall require at least forty-eight (48) hours written notice, of the date, time, place and purpose of the special meeting. Participation at any meeting may be by any means of communication pursuant to which all Directors participating may simultaneously hear each other.

                           7.2.6.  Any Director may waive notice of any meeting.
Except as set forth in the following sentence, the waiver must be in writing, signed by the Director entitled to the notice and filed with the minutes or other records of the Partnership. A Director's attendance at or participation in a meeting shall constitute a waiver of notice of that meeting unless the Director is attending for the sole purpose of objecting to the notice. Neither the business to be transacted at, nor the purpose of, any meeting of the Directors (other than for special meetings) need be specified in the notice or waiver of notice of the meeting.

                           7.2.7. The presence at a meeting of Directors
representing a majority of the total voting power of the Partnership Board shall constitute a quorum for such meeting. If less than a quorum of the Directors is present at a meeting, the Directors present shall adjourn the meeting to a different time.

                           7.2.8. Except as otherwise provided in this
Agreement, the Directors appointed by a particular Partner shall, as a group, have voting rights equivalent to that Partner's Percentage Interest. With the exception of the Major Decisions described in Section 7.3, the affirmative vote of a majority of the Percentage Interests represented at a meeting at which a quorum is present shall be required for an action of the Directors.

                           7.2.9. The Partner which elected a Director may
remove the same Director with or without cause. A Director may resign at any time by giving written notice to the Directors or to the Chairman. A resignation is effective when the notice is given unless the notice specifies a future date. The pending vacancy may be filled before the effective date, but the successor shall not take office until the effective date.

                           7.2.10. A vacancy created by removal, death,
incapacity, resignation or an increase in the number of Directors or by any other reason may be filled only by election by the Partner which elected such Director or, in the case of an increase in the number of Directors, by the Partner entitled to elect the new Directors. The individual elected to fill a vacancy shall serve until the next annual appointment of Directors by the Partners.

                           7.2.11. A Director who is present at a meeting of the
Directors at which any official action is taken shall be conclusively presumed to have assented to the action unless he announces his dissent at the meeting, or his dissent is entered in the minutes of the meeting, or he files his written dissent with the secretary of the meeting before the meeting is adjourned.

                           7.2.12. Any action required or permitted to be taken
at a meeting of the Directors may be taken without a meeting if a written consent setting forth the action so taken is signed by each Director and is filed with the minutes of proceedings of the Directors.

                           7.2.13. No Director shall receive a salary from the
Partnership solely on account of his service as a Director, but this shall not preclude the Partnership from reimbursing Directors for expenses reasonably incurred in connection with their service or from paying Directors for other services rendered to the Partnership.

                  7.3. Major Decisions. While the University's Percentage Interest is twenty percent (20%) or greater or if less than twenty percent (20%), until the Capital Plan has been fully implemented (with respect to Section 7.3(h) only), the approval of a majority of the Directors appointed by the University and a majority of the Directors appointed by UHS shall be required for the following actions:

                           (a) Material amendments to this Agreement;

                           (b) Sale or transfer of more than ten percent (10%)
of the assets of the Partnership;

                           (c) Addition of Partners to the Partnership or sale
of any Partnership Interest, provided that approval shall not be unreasonably withheld;

                           (d) Incurrence of debt by the Partnership which
results in debt as a percentage of total capitalization in excess of fifty percent (50%);

                           (e) Annual capital expenditures (not including those
incurred as part of the Project Fund) in excess of fifteen percent (15%) of the net book value of the Partnership's total assets, with any unused portion to be carried over to future years;

                           (f) Distributions to the Partners by the Partnership
except in accordance with this Agreement;

                           (g) Agreements between the Partnership and either the
University or UHS or any affiliate of either party, unless such agreements are on terms and conditions at least as favorable as available from third parties;

                           (h) Approval of the Project Fund and plans for the
support and development of the Centers of Emphasis, and material modifications thereto; and

                           (i) Acceptance of a business opportunity pursuant to
Section 12.2.

                  7.4. Advisory Powers. In addition to the powers expressly set forth in this Agreement, the Partnership Board shall advise the Partnership on other matters affecting the Partnership. The Partnership Board shall receive advice from the Hospital Board of Trustees regarding Hospital matters.

         8. Hospital Board of Trustees. The Partnership shall establish a board of twelve (12) trustees (the "Board of Trustees"). At least seven (7) of the trustees will be residents of the Hospital service area so as to provide local guidance to the policy and direction of the Hospital. The University and UHS shall each appoint six (6) Trustees, provided that no more than four (4) trustees shall be employed by or affiliated with the University and no more than four (4) trustees shall be employed by or affiliated with UHS. No less than four
(4) trustees shall be members of the community who are not employed by or affiliated with UHS or the University. The responsibilities of the Board of Trustees shall be (a) establishing and maintaining accreditation and meeting accreditating agency requirements relating to medical staff credentialing, quality assurance, and oversight of Hospital responsibilities, (b) amending the Hospitals medical staff bylaws, rules and regulations, (c) promoting community involvement and community service and (d) advising the Partnership Board regarding Hospital matters. The Bylaws of the Board of Trustees are attached hereto as Exhibit 8.

         9. Chief Executive Officer. The General Partner shall consult with the University with respect to the selection of the Chief Executive Officer of the Hospital. The Chief Executive Officer shall be appointed by, and shall serve at the pleasure of, The Partnership Board. The Chief Executive Officer shall be responsible for managing, supervising and administering the day-to-day operations of the Partnership.

         10. Reserve Powers. Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, and regardless of the Partnership Interest, if any, held by the University, the following actions of the Partnership shall require the approval of the University, which actions shall not affect the University's status as a Limited Partner or provide the University with any power to bind the Partnership:

                  10.1. Any material discontinuance, addition, or transfer outside of the Washington Circle area of the District of Columbia of any significant medical services provided at the Hospital as of the Transfer Date; provided that the University's approval shall not be unreasonably withheld. For purposes of this Section 10.1, the University's reasonable determination shall take into account such factors as:

                  (a) Whether the discontinuance, addition, or transfer of services will materially adversely affect academic programs;

                  (b) Whether the continuation of a service would impose a significant financial burden on the Partnership;

                  (c) Whether the services to be discontinued or transferred are available in the community, subject to considerations of cost, quality, and reasonable access by patients and physicians; and

                  (d) Whether the discontinuance, addition, or transfer of services is in the financial and strategic interest of the Partnership;

                  10.2. Any material discontinuance, addition, or transfer outside of the Washington Circle area of the District of Columbia of (a) any programs of undergraduate and graduate medical education sponsored or offered by The George Washington University at the Hospital as of the Transfer Date; (b) clinical programs conducted by the Medical Faculty Associates at the Hospital as of the Transfer Date; (c) Clinical Support Positions, as defined in the Academic Affiliation Agreement; and (d) Centers of Emphasis;

                  10.3. Selection of Clinical Chiefs as provided in the Academic Affiliation Agreement; and

                  10.4. Discontinuance of operation of an acute care hospital in the Washington Circle area of the District of Columbia.

         11.      Confidential and Proprietary Information.

                  11.1. Confidential Information. Each Partner recognizes that due to the nature of this Agreement, it will have access to information of a proprietary nature owned by the Partnership, another Partner, and/or affiliates of another Partner including but not limited to documents and programs (whether or not completed or in use), operating manuals or similar materials that constitute nonmedical systems, policies and procedures, and methods of doing business, administrative, advertising or marketing techniques, financial affairs, and other proprietary information (collectively, the "Confidential Information"). Consequently, each Partner acknowledges and agrees that the Partnership, the other Partner(s) and the affiliates of the other Partner(s) respectively, have a proprietary interest in such Confidential Information and that all such information constitutes confidential and proprietary information and/or trade secret property of the respective party or parties. Each Partner hereby expressly and knowingly waives any and all right, title and interest in and to other parties' Confidential Information and agrees to return all copies of Confidential Information to the provider(s) of such information at the Partner's expense upon the expiration or earlier termination of this Agreement; provided, however, that any Confidential Information developed and owned by the Partnership shall continue to be available for use by the Partners and their affiliates following the expiration or termination of this Agreement. Notwithstanding the foregoing, any Confidential Information used by the Partners after the expiration or termination of this Agreement shall remain confidential and proprietary and shall not be shown or disclosed to Persons other than the Partner's affiliates without the prior written consent of the party or parties furnishing the Confidential Information or except: (1) as required in governmental filings or judicial, administrative or arbitration proceedings, or
(2) as otherwise required by law (including but not limited to in response to a subpoena from a court or authorized governmental agency) (hereinafter the "Confidentiality Exception"). All provider cost and rate information and other comparable data deemed by a party to be proprietary shall only be furnished to the other party or parties and their representatives (or, if deemed by counsel to be appropriate in connection with compliance with applicable antitrust or similar laws, to a neutral party), who shall not release it to any other Person without a consent of the party or parties owning such data or unless a Confidentiality Exception applies.

         Each Partner further acknowledges and agrees that the Partnership, other Partner(s), and other Partner(s)' affiliates, respectively, are entitled to prevent their respective competitors from obtaining and utilizing the Confidential Information. Therefore, each Partner agrees to hold the Confidential Information in strictest confidence and to not disclose such information or allow such information to be disclosed, directly or indirectly, during and after the Term of this Agreement to any Person or entity other than those Persons or entities who are legal and financial advisors or employees of or are otherwise affiliated with the Partnership, a Partner or an affiliate of a Partner, or the Partnership's affiliates (collectively, the "Partnership Representatives") on a need to know basis, without the prior written consent of the party or parties furnishing Confidential Information unless a Confidentiality Exception applies. Further, each Partner shall require its Partnership Representatives that receive the Confidential Information to abide by the terms of this Section 11.1. Neither the Partnership, a Partner nor any of the Partnership Representatives shall use Confidential Information other than in connection with the business of the Partnership or a Partner's performance of its obligations under this Agreement until expiration or earlier termination of this Agreement. In addition, after the expiration or earlier termination of this Agreement, no Partner shall disclose to anyone any Confidential Information obtained by the Partner from the Partnership, a Partner or an affiliate of a Partner, other than upon the prior written consent of the party or parties providing the Confidential Information unless a Confidentiality Exception applies.

                  11.2. The restrictions set forth in Section 11.1 above shall not apply to any information which becomes publicly known through no fault of the Partners and their affiliates which received or was given access to such information by the other party or parties.

         12.      Rights and Duties of the Partners.

                  12.1.             Indemnification.

                           12.1.1. Actions by Third Persons. To the extent and
in the manner permitted by the laws of the District of Columbia, the Partnership shall indemnify, defend and hold harmless any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by, or in the right of the Partnership, by reason of the fact that such Person is or was a Director, trustee, officer, employee or agent of the Partnership, or is or was a Partner (including the General Partner in its role as Tax Matters Partner), or an officer, director, trustee, employee or agent of such Partner, or is or was serving at the request of the Partnership as a director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against expenses (including but not limited to attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such Person in connection with such action, suit or proceeding (i) if such Person acted in good faith and in a manner such Person reasonably believed to be in, or not opposed to, the best interests of the Partnership, (ii) if the acts or omissions forming the basis for such allegation were appropriately authorized by the Partnership, and (iii) if, with respect to any criminal action or proceeding, such Person had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contenders or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which such Person reasonably believed to be in or not opposed to, the best interests of the Partnership and, with respect to any criminal action or proceeding, had reasonable cause to believe that conduct was unlawful. Indemnification shall not be permitted if a Partner has been adjudged liable for personal benefits improperly received, willful misconduct, recklessness, or gross negligence with respect to the business of the Partnership.

                           12.1.2. Determination. Any indemnification under the
provisions of Section 12.1.1 of this Agreement, unless ordered by a court, shall be made available to the Director, trustee, Partnership only as authorized in the specific case following a specific determination that indemnification of the Director, trustee, Partner, officer, employee or agent is proper under the circumstances because such Person has met the applicable standard of conduct set forth in Section 12.1.1 of this Agreement. Such determination shall be made:

                                    (a)  by the Partners by the vote of a
majority in Percentage Interest consisting of Partners who were not parties to such action, suit or proceeding; or

                                    (b)  if the disinterested Partners so
direct, by independent legal counsel in a written opinion.

                           12.1.3. Expense Advances. Expenses incurred by an
officer of the Partnership or Parties in defending a civil or criminal action, suit or proceeding may be paid by the Partnership in advance of the final disposition of such action, suit or proceeding, determined on a case-by-case basis, if the action, suit or proceeding arises from the performance by such officer or Partner of Partnership duties; and upon receipt of an undertaking by or on behalf of such officer or Partner to repay such amount if it shall ultimately be determined that such officer or Partner is not entitled to be indemnified by the Partnership as authorized by the provisions of this
Section 12. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Partners deem appropriate.

                           12.1.4.  Insurance.  The Partnership may, to the full
extent permitted by the laws of the District of Columbia, but only to such extent as may be determined by the Partners, purchase and maintain insurance on behalf of any Person who is or was a Director, trustee, officer, employee or agent of the Partnership, or is or was a Partner or an officer, director, employee or agent of such Partner, or is or was serving at the request of the Partnership as a partner, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such Person in any such capacity or arising out of such Person's status as such, whether or not the Partnership would have the power to indemnify such Person against such liability under the provisions of this Section 12.

                           12.1.5.  Continuation of Indemnification.  The
indemnification and advancement of expenses provided by or granted pursuant to this Section 12 shall continue as to a Person who has ceased to be a Director, trustee, Partner, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a Person.

                  12.2.             Partnership Business Opportunities.

                           12.2.1. New Business Opportunities. The Partnership
shall have the first right to acquire, manage or operate any opportunity of a Partner to engage in any healthcare or related activity within the Partnership's Service Area which is not conducted by a Partner immediately after the Transfer Date. Accordingly, if a Partner is presented such an opportunity, such Partner shall offer the Partnership the first right to acquire, manage or operate such activity. An offer under this Section 12.2.1 shall be based on a summary term sheet prepared in good faith by the presenting Partner, or by the General Partner if the opportunity was first made available to the Partnership. Such term sheet shall describe the nature of the opportunity, its relationship to the activities of the Partnership, and any other material terms and conditions of the opportunity relevant to its consideration by the Partnership. The Partners intend that a business opportunity of the Partnership may be pursued in whatever manner best accomplishes the purposes of the Partnership including, but not limited to, having ownership of assets used in the business in the name of one or more Partners. The Partnership shall determine whether to act on the business opportunity in accordance with Section 7.3(i). If the Partnership does not state in writing to the proposing Partner that it is willing to acquire, manage or operate the business opportunity within thirty (30) days after the Partnership's receipt of the offer, or if the Partnership does not proceed with all due diligence to consummate the transaction, either Partner may negotiate for and acquire, manage or operate such business opportunity.

                           12.2.2. Remedies. In the event of an actual or
threatened breach by the Partnership or a Partner of this Section 12.2 the nonbreaching Partner or its affected affiliate shall be entitled to an injunction restraining the breaching party from the prohibited conduct. Notwithstanding any other provision of this Agreement, if a court of competent jurisdiction should hold that the scope (geographic or otherwise) of the foregoing covenants is unreasonable, then, to the extent permitted by law, the court may prescribe a scope (geographic or otherwise) that is reasonable and judicially enforceable. Nothing herein stated shall be construed as prohibiting a nonbreaching Partner or any affiliate thereof from pursuing any other remedies available to it for such breach or threatened breach, including, the recovery of damages from any breaching party.

                  12.3. Covenant Not to Compete. As of the Transfer Date, the Partners and their affiliates shall not, without the prior written consent of the Partnership, own or operate, directly or indirectly, any healthcare related business which may be competitive with the activities of the Partnership within the Partnership's Service Area; provided, however, that this Section 12.3 shall not apply to (i) the operations of the Partners and their respective affiliates in place as of the Effective Date of this Agreement that are listed on Exhibit
12.3 hereto or (ii) the particular opportunities presented to the Partnership under Section 12.2.1, which the Partnership has chosen not to pursue. To the extent that any portion of the provisions of this Section 12.3 shall be deemed by a court of competent jurisdiction to exceed the time or geographic limits or any other limitations permitted by applicable law, then this Section 12.3 shall be deemed reformed to the maximum extent permitted by applicable law.

                  12.4. Partnership Assets. The credit and assets of the Partnership shall be used solely for the benefit of the Partnership and shall not otherwise be used to further the personal gain of any of the Partners. Title to and ownership of all of the assets of the Partnership shall at all times be vested in and stand in the name of the Partnership. The General Partner shall execute, file and record such documents which may become necessary to reflect the Partnership's ownership of such property in such public offices as may be required.

                  12.5 MFA Activities. The provisions of Sections 12.2 and 12.3 shall not apply to activities of the Medical Faculty Associates relating to the type of health care services provided by the members of the Medical Faculty Associates in their respective offices as of the Effective Date.

         13.      Transfer of Partnership Interests.

                  13.1.    Restrictions on Transfer.

                           13.1.1. Restrictions on Transfers by UHS and the
University. Neither UHS nor the University may Transfer their respective Interests in the Partnership unless the Partner desiring to Transfer its Interest under this Section 13.1 obtains the prior written approval of the nontransferring Partner, which approval shall not be unreasonably withheld.

                           13.1.2. Limitations on Rights of Assignees. Transfers
of interests in the Partnership under this Section 13.1 shall be, and any Person(s) acquiring a Transferred Interest (an "Assignee") shall acquire such Transferred Interest in the Partnership, subject to all of the terms and conditions of this Agreement. A Transfer of an Interest in the Partnership shall not relieve the transferring Partner of its duties and obligations to the Partnership unless the General Partner agrees in writing to release the transferring Partner. An Assignee shall not be admitted as a Partner (a "Substitute Partner") unless all the requirements of Section 13.3 of this Agreement are satisfied. Absent admission as a Substitute Partner, Assignees shall be permitted to receive only the share of the Partnership's income, gain, deductions, credits and losses to which the transferring Partner was previously entitled.

                  13.2. New Partners. New Partners may be admitted to the Partnership upon satisfaction of the requirements of Sections 3.2 and 13.3 of this Agreement and subject to the provisions of Section 7.3. As new Partners are admitted, any adjustment in the Percentage Interests of existing Partners shall be made as mutually agreed.

                  13.3. Substitution of Assignees and Admission of New Partners. Subject to Section 13.1 hereof relating to Transfers of Interests and Section
13.2 hereof relating to the admission of new Partners, an Assignee may become a Substitute Partner with all the rights and liabilities of any Partner under this Agreement, and new Partners may be admitted to Partnership, if and only if (i) the Assignee or new Partner executes and agrees to be bound by this Agreement in the place of the transferring Partner or as a new Partner, as applicable; (ii) in the event such Assignee is a corporation, partnership (general or limited), trust or limited liability company, such Assignee or new Partner provides the General Partner with evidence satisfactory to counsel for the Partnership of such Assignee's or new Partner's authority to become a Partner under the terms and conditions of this Agreement; (iii) the assignment or admission instruments, documents or statements, if any, are prepared, executed, acknowledged, filed, published and delivered as required by the Act or otherwise; (iv) the Assignee or new Partner pays or obligates itself to pay any and all reasonable costs and expenses, including attorneys' fees, incurred by the Partnership in connection with such substitution or admission; and (v) the Partners and the Partnership Board approve the admission of the new Partner, or the Assignee as a Substitute Partner, under Section 7.3(c) of this Agreement, which approval shall not be unreasonably withheld. The admission of such Assignee or new Partner shall not cause a dissolution of the Partnership. In addition, this Agreement and Exhibit
1.34 hereto shall be amended to reflect the admission of new Partners and reflect the reallocation of the existing Partners' respective Percentage Interests in the Partnership without the necessity of any existing Partner's signature.

                  13.4. Effective Date of Assignment or Admission. For the purpose of allocating Partnership income, gains, deductions, credits and losses, an Assignee or new Partner shall be treated as a Partner on such date as consent of the nontransferring Partners to such Transfer as is required under this
Section 13 is obtained.

         14.      Dissolution, Liquidation and Termination of the Partnership.

                  14.1. Limitations. The Partnership may be dissolved, liquidated and terminated only pursuant to the provisions of this Section 14. The Partners hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of its assets.

                  14.2. Exclusive Causes. The following events, and only the following events, shall cause the Partnership to be dissolved, liquidated and terminated pursuant to the provisions of this Section 14.2:

                           14.2.1. Expiration. The expiration of the Term of the
Partnership.

                           14.2.2. Consent. The consent of all Partners to
dissolve the Partnership.

                           14.2.3. Unlawful Event. The occurrence of any event
which makes it unlawful for the business of the Partnership to be carried on, whether by the Partners or the Partnership.

                           14.2.4. Sale of All or Substantially All of
Partnership Assets. The sale of all or substantially all of the assets of the Partnership and the receipt of all cash proceeds from such sale.

                           14.2.5. Failure to Execute and Close. The failure of
any of the parties to this Agreement to execute any of the Ancillary Agreements or to close the transactions contemplated by Section 3 of this Agreement by December 31, 1997 or by such later date mutually agreed to by the parties.

                           14.2.6. Expiration or Termination of Ground Lease.
The termination of the Ground Lease between the University and the Partnership due to expiration or a breach by the University, unless otherwise approved by the Partners.

                           14.2.7. Bankruptcy of a Partner. The Bankruptcy of
any Partner unless the Partnership is continued by the consent of the other Partner(s).

                           14.2.8. Bankruptcy of the Partnership. The Bankruptcy
of the Partnership.

                           14.2.9. Judicial Dissolution. A decree of dissolution
rendered by a court of competent jurisdiction pursuant to District of Columbia Code Section 41-482.

                           14.2.10. Breach by a Partner. A material breach of
this Agreement by any Partner; provided, however, that the Partner alleged to have breached this Agreement shall have twenty (20) business days to cure such alleged breach to the satisfaction of a majority in Percentage Interest of the nonbreaching Partners.

                  14.3. Liquidating Trustee; Continuation of Business. Upon the dissolution of the Partnership, the General Partner shall act as the "Liquidating Trustee" of the Partnership. During the period of the dissolution, liquidation and termination of the Partnership pursuant to the provisions of this Section 14, the business of the Partnership may be continued by the Liquidating Trustee to the extent necessary to allow an orderly winding up of the Partnership's affairs, including without limitation, the liquidation of the Partnership pursuant to the provisions of Section 14.4 below.

                  14.4. Liquidation of Partnership. Upon the dissolution of the Partnership pursuant to the provisions of Section 14.2 and within a reasonable time thereafter, the . Liquidating Trustee shall wind up the Partnership's business and affairs in the following manner.

                           14.4.1. The Liquidating Trustee shall obtain and
furnish an accounting with respect to all Partnership accounts and the Capital Accounts of each Partner and with respect to the Partnership's assets and liabilities and its operations from the date of the last financial statements of the Partnership to the date of its liquidation.

                           14.4.2. To the extent the Liquidating Trustee deems
appropriate, all material, equipment, and real and personal property of the Partnership of any kind or nature may be sold.

                           14.4.3. The Liquidating Trustee shall pay the
expenses of liquidation and the debts of the Partnership from the Partnership's assets, including debts owing to the Partners in the order of priority provided by law, except the claims of secured creditors whose obligations will be assumed or otherwise transferred upon the liquidation or Distribution of the Partnership's assets.

                           14.4.4. The Liquidating Trustee shall ascertain the
fair market value by appraisal or other reasonable means of all assets of the Partnership not sold and intended to be distributed to the Partners in connection with the liquidation, and each Partner's Capital Account shall be charged or credited, as the case may be, as if such properly had been sold at such fair market value and the gain or loss realized thereby had been allocated to and among the Partners.

                           14.4.5. Remaining proceeds shall be paid to the
Partners who have net positive balances in their Capital Accounts, as determined after taking into account all Capital

Account adjustments for the Partnership's Fiscal Year, until all such balances have been reduced to zero or, in the event proceeds are insufficient, pro rata on account thereof.

                           14.4.6. In the event any proceeds remain after
Distributions pursuant to Sections 14.4.1 through 14.4.5 above, such proceeds shall be distributed to the Partners according to their respective Percentage Interests.

         15.      Miscellaneous.

                  15.1. Notices. Any and all notices or demands in connection with this Agreement shall be in writing and served either personally, by certified mail, return receipt requested, or by Federal Express or other reputable overnight courier, at the respective addresses set forth opposite the signatures of the Partners, or to such other addresses as any of them shall from time to time designate. If served personally, service shall be conclusively deemed made at the time of such service. If served by certified mail, service shall be conclusively deemed made on the fourth business day after the deposit thereof in the United States mail, postage prepaid, addressed pursuant to the provisions of this Section 15.1. If served by Federal Express or other overnight reputable courier, service shall be conclusively deemed made on the day after transmittal thereof.

                  15.2. Hospital Name. Pursuant to the Trademark License Agreement between the University and the Partnership, the Partnership shall continue to use the name "The George Washington University Hospital" in connection with the Hospital so long as it continues to operate the Hospital in the Washington Circle area of the District of Columbia unless such name is required to be changed to comply with applicable law. The University agrees that it shall not license the name "The George Washington University Hospital" to, or use the name in connection with, any entity, facility, or service without the consent of the Partnership.

                  15.3. Attorneys' Fees. Should any party retain counsel to enforce any of the provisions herein or protect its interest in any matter arising under this Agreement, or to recover damages by reason of any alleged breach of any provision of this Agreement, the losing party in any action pursued in a court of competent jurisdiction (the formality of which is not legally contested) shall pay to the prevailing party all costs, damages, and expenses incurred by the prevailing party, including, without limitation, attorneys' fees and costs incurred in connection therewith.

                  15.4. Interpretation. No provision of this Agreement is to be interpreted for or against any party because that party or that party's legal representative drafted such provision.

                  15.5. Waiver. No breach of any provision of this Agreement may be, waived except in writing. Waiver of any one breach of any provision of this Agreement shall not be deemed to be a waiver of any other breach of the same or any other provision of this Agreement.

                  15.6. Severability. In the event that any covenant, condition or other provision contained in this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect, impair or invalidate any other covenant, condition or other provision contained in this Agreement so long as severance of the invalid provision does not materially alter the rights and obligations of the parties. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such covenant, condition or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.

                  15.7. Additional Documents. In addition to the documents and instruments to be delivered as provided in this Agreement, each of the parties shall, from time to time at the request of the other parties, execute and deliver to the other parties or the Partnership such other documents and shall take such other action as may be reasonably required to carry out more effectively the terms of this Agreement.

                  15.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the District of Columbia.

                  15.9. Headings. Paragraph titles or captions contained in this Agreement are inserted as a matter of convenience and for reference purposes only, and in no way define, limit, interpret, extend or describe the scope of this Agreement or any provision of this Agreement.

                  15.10. Survival of Obligations. All indemnities, and continuing agreements and covenants contained or referred to in this Agreement shall survive the execution and delivery of this Agreement, and it shall not be a condition precedent to any indemnity set forth herein that the indemnified party shall have made any payment on account of any claim, loss, damage, obligation, liability, deficiency, penalty, cost or expense indemnified against herein.

                  15.11. Amendment. The Partners acknowledge that the exhibits to this Agreement will be finalized subsequent to the execution of this Agreement. Subject to the provisions of Section 7.3, this Agreement may be amended by the Partnership Board.

                  15.12. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective representatives, successors and permitted assigns.

                  15.13. Third Party Beneficiaries. Nothing in this Agreement shall be for the benefit of anyone not a party to this Agreement.

                  15.14. Incorporation. All exhibits attached to this Agreement are incorporated herein by this reference.

                  15.15. Execution in Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original instrument, but all of which shall constitute one and the same agreement.

                  15.16. Entire Agreement. This Agreement, including any exhibits, supersedes all previous written or oral agreements between the parties hereto with respect to the subject matter hereof. Furthermore, upon the attachment of the last exhibit to be attached to this Agreement, the Letter of Intent, dated March 25, 1997, between the University and Universal Health Services, Inc., shall be terminated and the parties thereto shall have no further rights or obligations thereunder.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

                                          UHS of D.C., INC



367 South Gulph Road                      By:     ________________________
P.O. Box 61558                                    Richard C. Wright
King of Prussia, PA  19046-0958           Its:    ________________________
                                                  Vice President


                                          THE GEORGE WASHINGTON UNIVERSITY


2121 I Street, N.W.                       By:      ________________________
Suite 701, Rice Hall                               Louis H. Katz
Washington, DC  20052                     Its:     Vice President and Treasurer

                                  EXHIBIT 1.35

                      PERCENTAGE INTERESTS OF THE PARTNERS


GENERAL PARTNER
---------------

     Name                                                          Interest
     ----                                                          --------

     UHS                                                           1%


LIMITED PARTNERS
----------------

     Name                                                          Interest
     ----                                                          --------

     UHS                                                           79%

     The University                                                20%

                                  EXHIBIT 7.2.3
                                  -------------

                           INITIAL BOARD OF DIRECTORS